Exhibit 10.21

Intellon®
NO NEW WIRES®

Intellon Corporation
5100 West Silver Springs Blvd.
Ocala, FL 34482
Tel: (352) 237-7416
Fax: (352) 237-7616
Internet: www.intellon.com

January 19, 2007

(Revision to Agreement dated January 15, 2007)

Bryan R. Carr

[Address]

Dear Mr. Carr:

This Letter Agreement incorporating the annexed General Release (collectively sometimes referred to as the “Agreement”) contains the terms and conditions applicable to your separation from employment with Intellon Corporation (“Intellon” or “Company”).

1. Termination of Employment. Effective as of January 15, 2007, you will resign, by mutual agreement, your position as Senior Vice President, Treasurer, Chief Financial Officer and Assistant Secretary of Intellon. Effective as of such date, you also will resign your position as an authorized signer of the Intellon Corporation 401(k) Plan. Through February 14, 2007, you will continue to provide services to Intellon as a non-officer employee and cooperate with Intellon’s efforts to transfer your duties and responsibilities to others in an orderly transition. Your last day of employment will be February 14, 2007 (“Termination Date”)

2. Compensation and Benefits. In full satisfaction of Intellon’s obligations to you under your employment agreement, dated April 22, 1999, (“Employment Agreement”) and in consideration for the covenants and agreements set forth herein:

a.	The Company will continue to pay you your current salary (equal to $180,000 on an annualized basis) for the period January 15, 2007 through February 14, 2007, in accordance with the Company’s regular payroll practices and subject to withholding and employment taxes. As an employee during this period, you will continue to be eligible to participate in Intellon’s 401(k) Plan, medical plan, dental plan, flex spending account, and group life insurance (and any unvested shares of restricted common stock granted to you will continue to vest in accordance with the terms of the applicable grant) through February 14, 2007, subject to the terms and conditions made available to other employees of the Company and your continued payment of the premiums for any optional coverages. Your coverage under all such plans and your sick pay will terminate as of February 14, 2007 (or such later date, if any, as may be specified in the applicable plan document), subject to your right to elect the continuation of certain medical insurance coverage under COBRA as provided in Section 2(d). Notwithstanding the foregoing, you will continue to be covered by your existing coverage election in Intellon’s medical plan and dental plan through February 28, 2007.

b.	In the payroll for the period including February 14, 2007, the Company will pay you for 246.67 hours of accrued and unused vacation (calculated as of January 15, 2007), plus an additional 13.34 hours of accrued and unused vacation for the period January 15, 2007 through February 14, 2007, subject to reduction for any vacation taken by you from January 15, 2007 through February 14, 2007.

Bryan R. Carr

January 19, 2007

c.	For the period February 15, 2007 through February 14, 2008, the Company will pay you, as severance pay, an amount equivalent to your current salary (equal to $180,000 on an annualized basis) in semi-monthly equal installments, subject to withholding and employment taxes, and subject further to reduction and offset in the event you secure other full-time employment during that period. Should you secure such employment, you will notify the Company immediately of that fact by telephone and promptly provide written confirmation.

d.	Should you elect to continue your group medical plan coverage under COBRA, the Company will reimburse you monthly in arrears for 100% of the monthly premium cost of continuing this medical plan coverage under COBRA for yourself and 50% of the monthly premium cost of continuing this medical plan coverage under COBRA for your dependents, in each case for the period from March 1, 2007 through February 28, 2008. You will be responsible for applying for COBRA coverage and complying with all requirements necessary to maintain such coverage, including making the applicable payments within the time specified, and you will provide documentation of such payment to the Company coupled with a written request for reimbursement. In the event you secure or become eligible for other medical plan coverage during this period, Intellon’s reimbursement of COBRA premiums for this coverage will cease. Should you secure other medical plan coverage, you will notify Intellon immediately of that fact by telephone and promptly provide written confirmation. For the avoidance of doubt, your coverage and eligibility for any other benefits which continued until your Termination Date, including vacation accrual, Intellon’s 401(k) Plan, flex spending account, and group life insurance (and subject to the provisions of Section 2(f) below, the vesting of any unvested shares of restricted common stock granted to you) will cease on February 14, 2007. Notwithstanding the foregoing, you will continue to be covered by your existing coverage election in Intellon’s medical plan and dental plan through February 28, 2007.

e.	The Company will pay you the Annual Cash Incentive Program (“ACIP”) bonus you would have received for the 2006 ACIP plan year, as if you were employed as an officer of the Corporation on the date of payout, reduced by any quarterly bonus amounts you have already received for 2006 under this Program or your employment agreement. For the avoidance of doubt, you will not receive any other bonus or incentive payment for 2006 and will not receive any bonus under the ACIP for the 2007 ACIP plan year, or any other bonus or incentive payment for 2007.

f.	The Company will accelerate the vesting of one-hundred percent (100%) of the shares of restricted common stock granted to you under the Amended and Restated Intellon Corporation 2000 Employee Incentive Plan that remain unvested as of February 14, 2007. You acknowledge and agree that 146,578 shares of restricted stock is the total amount of unvested stock at issue herein. These restricted shares will vest on February 15, 2007.

Bryan R. Carr

January 19, 2007

3. No Other Payments or Benefits Due. Except as specifically provided in this Agreement, you are not entitled to any other payments for salary, benefits, bonuses, allowances, severance pay, sick pay, vacation or holidays, or to any other form or kind of payment or benefits.

4. References. Intellon, in accordance with its policy on references, will provide prospective employers, upon written request, with its usual verification of employment data. It will confirm dates of employment and the position you held with the Company and will upon request confirm that you resigned your position with the Company.

5. General Release. You agree to execute and be bound by the terms of the General Release annexed to and made a part of this Agreement. You understand the benefits provided in this Agreement are made in consideration of the waiver and release of claims as provided in the General Release and that no such benefits will be provided should the Agreement or General Release be revoked as provided below.

6. Protection of Inventions and Copyrights.

a.	You shall not disclose any and all inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by you, either alone or in conjunction with others, during the period of your employment with Intellon. Whenever requested to do so by Intellon, you will execute any and all applications, assignments or other instruments which Intellon may deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect Intellon’s interest therein. These obligations will be binding upon your assigns, executors, administrators and other legal representatives.

b.	You also understand and agree that any invention, discovery, improvement or patentable or copyrightable works relating to the business of the Company or to the duties of your employment with the Company which are or were initiated, conceived or made by you, either alone or in connection with others, and disclosed to third parties by you within one year after leaving the employ of the Company will be presumed to have been conceived or made during your employment with the Company and shall belong to the Company, and if such is not the fact, that you will have the burden of proving such.

c.	You will not assert any rights to any invention, discovery or improvement, or any rights to copyright in any work relating to the business of the Company, as having been made or acquired by you prior to your employment by the Company.

7. Non-Disclosure of Confidential Information. You acknowledge that you have been provided with information about Intellon, and in your employment by Intellon have been in close contact with many confidential affairs of Intellon and its subsidiary, including information about costs, profits, markets, sales, products, key personnel, customers, projects, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future developments and other information not readily available to the public. In recognition of the foregoing, you agree:

a.	you will keep secret all confidential matters of Intellon and not disclose them to anyone outside of Intellon;

Bryan R. Carr

January 19, 2007

b.	you will not make use of any such confidential matters for your own purposes or for the benefit of anyone other than Intellon; and

c.	you will deliver promptly to Intellon, prior to your Termination Date, and at any time Intellon may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of Intellon, which you may then possess or have under your control.

8. Non-Competition/No Solicitation/No Interference. While you continue in Intellon’s employ and for a period of twelve (12) months after your Termination Date:

a.	you will not become employed with, or have any interest in, any other entity or business, whether presently existing or subsequently formed, which is engaged at that time or becomes engaged during the 12 month non-competition period, in the business of designing, developing, manufacturing or selling products that compete with those of the Company;

b.	you will not solicit for employment or employ on your own behalf or any other person any individual who was an employee of the Company within 12 months prior to such solicitation of employment;

c.	you will not induce any employee or independent contractor of the Company, or anyone having a business relationship with the Company to terminate or curtail such relationship with the Company; and

d.	you will not directly or indirectly solicit or induce, or accept business from, any individual, corporation or other entity which is a client or customer of the Company, about which you obtained knowledge by reason your employment, in an attempt to: (i) enter into any business relationship with a client or customer of the Company if the business relationship is competitive with any aspect of the Company’s business, or (ii) reduce or eliminate the business such client or customer conducts with the Company.

9. Non-Disparagement. You hereby agree that you will not, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically, make any negative statements or comments or do anything that (i) derogates the Company or any of its current or former directors, officers, employees, or shareholders or (ii) could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company.

10. Non-Removal/Return of Company Property. You agree not to remove any documents, equipment or property belonging to Intellon, or any of its affiliates, subsidiaries or predecessor corporations and their employees, customers or others doing business with them. You further agree to return, on or before February 14, 2007, all equipment and property belonging to Intellon, and/or the other said corporations, which is now in your possession or control, including copies of any and all documents containing information of a proprietary or confidential nature. You will also return, on or before February 14, 2007, all credit cards representing corporate charge accounts, as well as any keys, passes, identification cards, or badges.

Bryan R. Carr

January 19, 2007

11. Non-Disclosure of Agreement. You understand and agree that the terms of this Agreement are confidential and, unless required by law or for the purposes of enforcing the Agreement or when needed to consult with your attorneys, financial or tax advisors or spouse, you will not disclose any such terms to any other person. You also agree that you will instruct your attorneys, financial and tax advisors, accountants and spouse not to disclose such terms to any other person.

12. Breach. In the event of a breach by you of any of the representations, covenants and obligations under this Agreement, the Company may cease making any further payments to you or on your behalf and continuing benefits under this Agreement. Further, in the event of such a breach, you will be obligated to reimburse the Company for all payments made to you or on your behalf and for the cost of continuing all such benefits under this Agreement.

13. Specific Remedies. If you commit a breach of any of the provisions of Sections 6, 7 or 8 hereof, Intellon will have (a) the right to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to Intellon and that money damages will not provide an adequate remedy to Intellon, and (b) the right to require you to account for and pay over to Intellon all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by you as a result of any transaction constituting a breach of any of the provisions of Sections 6, 7 or 8, and you hereby agree to account for and pay over such Benefits to Intellon.

14. Independence, Severability and Non-Exclusivity. Each of the rights enumerated in Sections 6, 7 or 8 hereof and the remedies enumerated in Section 13 hereof will be independent of the others and will be in addition to and not in lieu of any other rights and remedies available to Intellon at law or in equity. If any of the covenants contained in Sections 6, 7 or 8, or any part of any of them, is hereinafter construed or adjudicated to be invalid or unenforceable, the same will not affect the remainder of the covenant or covenants or rights or remedies which will be given full effect without regard to the invalid portions. The parties intend to and do hereby confer jurisdiction to enforce the covenants contained in Sections 6, 7 or 8 and the remedies enumerated in Section 13 upon the courts of any state of the United States, and any other government jurisdiction within the geographical scope of such covenants. If any of the covenants contained in Sections 6, 7, or 8 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision and in its reduced form said provision will then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction will be or in any way affect Intellon’s right to the relief provided in Section 13 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

15. Expense Claims. You will submit any and all outstanding business expense claims in the normal manner for approval no later than February 14, 2007. The Company will reimburse you for such amounts in accordance with and subject to the terms and conditions of the Company’s expense reimbursement policies applicable to other employees. Expense claims submitted after that date will not be honored and any debit balances that may exist will be payable by you personally.

16. Cooperation. You understand that the Company may be a party to, claims by or against the Company, as well as litigation or administrative proceedings in which you may be called to

Bryan R. Carr

January 19, 2007

testify as a witness, concerning matters about which you may have obtained knowledge during the course of your employment with the Company. You agree to cooperate fully with the Company’s counsel handling such claims and to make yourself reasonably available to the Company’s counsel to review your testimony in advance of a deposition, discovery or trial and in making yourself available to testify as may be required. Other than travel and related expenses and applicable, statutorily-mandated witness fees, you agree that you will not be paid by the Company in connection with your testimony or participation in such litigation or other proceedings.

17. Representations and Acknowledgments.

a.	You represent and acknowledge you have carefully read and understand the provisions of this Agreement and the incorporated General Release; that they contain the entire understanding between you and Intellon and that you are not relying upon any representations or statements, written or oral, made by or on behalf of Intellon, or any affiliated entity, not set forth therein. This Agreement, you agree, supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment or termination of employment, and may not be modified except in a writing signed by you and Intellon.

b.	You further acknowledge Intellon has advised that you should consult with an attorney for the purpose of determining whether to sign this Agreement (inclusive of the General Release); that you have twenty-one (21) days to consider whether to execute this Agreement and the General Release; that you may revoke them within seven (7) days of execution; and that they do not become effective until expiration of the seven (7)-day revocation period.

18. Non-Admissions. This Agreement is not intended, and should not be construed, as evidence of any wrongdoing on the part of Intellon or of any parent, affiliate, subsidiary, predecessor or successor corporations or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever.

19. Jurisdiction. You hereby (a) irrevocably submit to the sole and exclusive venue and jurisdiction of a state or federal court in Marion or Orange County, Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement and (b) waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, to the extent permitted by applicable law, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. You also agree to be subject to the personal jurisdiction of such court through service by certified mail, postage prepaid, at your address: 4711 SW 97th Terrace, Gainesville, FL 32608.

20. Applicable Law. The interpretation and application of the terms of this Agreement will be governed and construed in accordance with the laws of the State of Florida excluding (to the greatest extent a Florida court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of Florida.

21. Descriptive Headings. The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

22. Who is Bound. You agree this Agreement is binding upon and will inure to the benefit of the parties and to each of their heirs, executors, administrators, trustees, representatives, successors or assigns. The promises you have made to Intellon, you agree, are also made for the benefit of its affiliates, subsidiaries, parent and all other related existing, succeeding or predecessor corporations.

Bryan R. Carr

January 19, 2007

You may signify your acceptance of the terms and conditions of this Agreement, including the incorporated General Release, by signing before a notary public both the enclosed copy of the Agreement and the General Release itself and returning them to me.

Thank you for your service to Intellon. We wish you well in your future endeavors.

Yours very truly,

	By:	/s/ Charles E. Harris
Charles E. Harris
Chairman and CEO
ACCEPTED AND AGREED TO:
/s/ Bryan R. Carr	Dated: 1/19/07
Bryan R. Carr

STATE OF FLORIDA	)
:ss.:
COUNTY OF Marion	)

On January 19, 2007, before me personally came Bryan R. Carr, to me known and known to me to be the individual described in, and who executed, the forgoing Letter Agreement and who duly acknowledged to me that he executed the same.

/s/ Nonna M. Duch
Notary Public

GENERAL RELEASE

As consideration for the severance pay, ACIP bonus, acceleration of vesting of your unvested restricted common stock and other promises and benefits to which Bryan R. Carr, the RELEASOR, would not otherwise be entitled, which are set forth in the Letter Agreement between RELEASOR and Intellon, dated January 19, 2007, the RELEASOR, with the intention of binding himself, his heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges Intellon, their affiliates, subsidiaries, parent and predecessors corporations and their employees, officers, directors, agents, attorneys, representatives and trustees or administrators under any employee benefit plans (collectively referred to as the RELEASEES), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which RELEASOR had, now has or in the future may or could have, against RELEASEES arising out of or relating to any matter up to the date of the execution of this General Release, including, but not limited to, any and all claims in connection with his employment with Intellon, and the termination thereof, excluding any claims to enforce his rights under the Letter Agreement.

Without limiting the generality of the foregoing, RELEASOR agrees that he knowingly and voluntarily waives all rights he has or may have (or that of anyone on his behalf) to commence or prosecute any legal proceeding or action under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, under any and all other federal, state and local equal employment, fair employment and civil or human rights laws (whether statutory, regulatory or decisional), under the statutory, regulatory or common law of any jurisdiction, including, but not limited to, any and all tort claims (e.g., defamation, intentional infliction of emotional distress, wrongful termination, negligent hiring or retention, conversion, interference with contract, abusive discharge), and under any and all federal, state or local laws relating to benefits, labor or employment standards or retaliation (e.g., whistleblowing).

If prior to the date of execution of this General Release, RELEASOR filed charge(s), complaint(s) or action(s) against any of the RELEASEES related to any matter released or waived herein, he agrees to withdraw or discontinue them and execute all documents necessary to effectuate their withdrawal or discontinuance.

Should any proceeding be instituted by or on behalf of RELEASOR with respect to matters here settled, released or waived, then the Letter Agreement and this General Release shall be deemed full satisfaction of any such claim(s) and sufficient basis for their immediate dismissal.

RELEASOR ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THE LETTER AGREEMENT AND GENERAL RELEASE AND EXECUTES THEM FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE. THIS RELEASE AND THE LETTER AGREEMENT MAY BE REVOKED WITHIN SEVEN (7) DAYS FOLLOWING THEIR EXECUTION AND THEY SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

IN WITNESS WHEREOF, RELEASOR has signed this General Release this 19th day of January 2007.

RELEASOR

/s/ Bryan R. Carr
Bryan R. Carr

STATE OF Florida	)
:ss.:
COUNTY OF Marion	)

On January 19, 2007, before me personally came Bryan R. Carr, to me known and known to me to be the individual described in, and who executed, the foregoing GENERAL RELEASE and who duly acknowledged to me that he executed the same.

/s/ Nonna M. Duch
Notary Public